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September __, 1998





Dear Shareholder:

     Your Board of Directors has voted to adopt a new shareholder rights plan (the "Plan") pursuant to which the Company will distribute one new Common Stock purchase right (a "Right") for each share of American Freightways Corporation Common Stock outstanding as of August 31, 1998 (the "Record Date"). Under the Plan each shareholder of record as of that date will receive one Right for each share of Common Stock held. Initially the Right will not be exercisable and will automatically trade with Common Stock. Accordingly, separate Rights certificates will not be sent to you at this time.

     The Plan and the Rights are described in more details in the attached Summary of Rights to Purchase Shares of American
Freightways Corporation Common Stock.

     Your Board of Directors is taking this action to enhance shareholder value. The Plan requires that any potential acquiror seeking to obtain control of American Freightways treat all American Freightways shareholders fairly and equally and is expected to deter the use of coercive takeover tactics.

     The Board has been considering adopting a plan for several weeks. The Board is not aware of any actual effort to acquire control of American Freightways, and the new Plan is not being adopted in response to any specific event. We believe that the current market price of American Freightways Common Stock and the Company's prospects make the adoption of the Plan prudent at this time.

     The Plan and the Rights will not in any way affect American
Freightways financial strength or interfere with its ongoing business plans. The dividend of the Rights is not currently taxable to American Freightways or its shareholders. The distribution will not dilute your holdings or American Freightways' reported earnings per share in any manner, nor will it change the way American Freightways Common Stock is traded.

     The Board of Directors firmly believes the shareholder rights plan is in the best interest of American Freightways and its shareholders.

Sincerely,



F.S. Garrison
Chairman of the Board and CEO